Exhibit 99.1

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2022, on a pro forma basis, to give effect to the conversion and issuance of certain convertible notes, and on a pro forma, as adjusted basis, to give effect to the sale of our common stock and warrants in our previously announced Private Placement, and the application of the proceeds derived from the sale of such securities in the Private Placement.

•	On a pro forma basis, to reflect:

o	the conversion of $1,200,000 of outstanding convertible notes into 2,400,000 shares of common stock on July 11, 2022.

o	the receipt of $1,000,000 in proceeds in connection with the issuance of a bridge promissory note on August 3, 2022.

•	On a pro forma, as adjusted basis, to reflect:

o	the sale by us in the Private Placement of shares of our common stock and accompanying warrants for gross proceeds of $5,000,000 (inclusive of the conversion and cancellation of an outstanding $1,000,000 bridge promissory note in conjunction with the Private Placement closing).

	As of June 30, 2022
	Actual	Pro forma	Pro forma, as adjusted
	(unaudited)
Cash and cash equivalents	$429,272	$1,429,272	$5,429,272
Total liabilities	$9,008,915	$9,045,767	$8,045,767
Stockholders' deficit:
Series A preferred stock, $0.0001 par value; 750,000 shares authorized; 48,100 shares issued and outstanding	$5	$5	$5
Common stock, $0.0001 par value; 500,000,000 shares authorized; 30,587,415 shares issued and outstanding, actual; 32,987,415 issued and outstanding, pro forma; 33,930,812 issued and outstanding, pro forma, as adjusted	3,059	3,299	3,393
Additional paid-in capital	434,146,118	435,345,878	440,345,784
Accumulated deficit	(434,392,822)	(434,629,674)	(434,629,674)
Accumulated other comprehensive loss	(13,353)	(13,353)	(13,353)
Total stockholders' equity	$(256,993)	$706,155	$5,706,155
Total capitalization	$8,751,922	$9,751,922	$13,751,922

The table and discussion above assumes no exercise of the Common Warrants to be offered and sold in the Private Placement.

The number of shares of our common stock to be outstanding after the Private Placement excludes up to 1,415,096 shares of common stock issuable upon exercise of the Common Warrants.